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                                                                    EXHIBIT 99.1


                            (CIVITAS BANKGROUP LOGO)

                      810 Crescent Centre Drive, Suite 320
                               Franklin, TN 37067
                      office 615.263.9500 fax 615.383.8830


FOR IMMEDIATE RELEASE                        Contact:  Mike Alday
November 22, 2004                                      Alday Communications
                                                       615.791.1535

CIVITAS BANKGROUP PLANS BANKTENNESSEE TRANSFER

WEST TENNESSEE SHAREHOLDERS TO PURCHASE BANK DIVISION

FRANKLIN, Tenn. - Civitas BankGroup, Inc. (OTC: CVBG) announced today that it has agreed in principle to transfer its BankTennessee subsidiary to a group of existing BankTennessee directors who are also Civitas shareholders, announced Richard Herrington, president of Civitas. The group is being led by Joel Porter of Memphis, who currently serves as chairman of the Civitas board of directors' executive committee and chairman of BankTennessee.

The proposed transfer will be accomplished on a tax-free basis through the exchange by the shareholders of 2,000,000 shares of Civitas stock for all of the existing shares of BankTennessee. The deal is valued at $17 million and is subject to the execution of a definitive agreement and regulatory approval. The sale is expected to be completed in the first quarter of 2005, said Herrington.

The agreement in principle was approved by Civitas directors who are not members of the purchasing group. A fairness opinion from an independent third party will be used to substantiate the transaction.

"This is a very positive development for Civitas BankGroup and our shareholders. It allows us to focus on our growth markets in Middle Tennessee and redeploy our capital for future opportunities," said Herrington. "We are extremely pleased to have a group of West Tennessee shareholders who have the commitment and desire to own BankTennessee and whose ownership in Civitas allows us to accomplish this on a tax-free basis."

Based in Collierville, Tenn., BankTennessee has five branch offices in Collierville, Memphis and Ripley. At September 30, 2004, BankTennessee had assets of $193 million.


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"We are looking forward to continuing to build BankTennessee as a leading community bank in the Memphis, Collierville and Ripley area. The local ownership model gives us the independence to do this," said Porter. "We plan to strengthen the bank through additional capital."

Civitas BankGroup has two additional banks in West Tennessee that are being sold pending regulatory approval. The sale of both Bank of Dyer and Bank of Mason are expected to be closed by year end.

Civitas BankGroup is a multi-bank holding company headquartered in Franklin, Tennessee, and the parent company of Cumberland Bank.

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THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE
FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING OUR FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT US, IS CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.